Exhibit 99.1

Chelsea Therapeutics Completes $13.3 Million in Registered Direct Offering

•	Fully Subscribed Deal to Accelerate Commercialization and Marketing Initiatives for Droxidopa

CHARLOTTE, NC, July 29, 2009 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it completed its previously announced registered direct offering. The final offering of approximately 3.3 million shares of common stock priced at $4.00 per share was fully subscribed and resulted in gross proceeds of $13.3 million, and net proceeds, after deducting the placement agents’ fees and offering expenses, of $12.4 million

“The completion of this offering allows us to accelerate our commercialization efforts for Droxidopa in neurogenic orthostatic hypotension by enabling the initiation of key marketing initiatives critical to driving a successful launch and maximizing future sales in this indication,” commented Dr. Simon Pedder, President and Chief Executive Officer of Chelsea Therapeutics. “This infusion of capital allows us to move forward with these strategic plans while retaining sufficient capital to further invest in the long-term growth of our development programs.”

Wedbush PacGrow Life Sciences served as lead placement agent with Ladenburg Thalmann & Co. Inc. serving as co-placement agent in the offering. All shares were offered pursuant to Chelsea’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering were included in a prospectus supplement that Chelsea previously filed with the Commission and that may be obtained from the Commission’s website at www.sec.gov. The prospectus supplement also may be obtained from Chelsea by contacting Investor Relations at (704) 973-4231. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, an indication for which it was approved in Japan in 1989. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the use of the proceeds from our registered direct offering, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-1504, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856